Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Avnet, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-45267, 333-112062, 333-140903, 333-171291, 333-177787, 333-192289, 333-214887, 333-220133 and 333-228875) on Form S-8 and registration statements (No. 333-208009 and 333-227100) on Form S-3 of our report dated August 13, 2021, with respect to the consolidated balance sheets as of July 3, 2021 and June 27, 2020, the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended July 3, 2021, and the related notes and financial statement schedule II of Avnet, Inc, and the effectiveness of internal control over financial reporting.

Our report refers to a change in the method of accounting for leases as of June 30, 2019 due to the adoption of Financial Accounting Standards Board’s Accounting Standards Codification (ASC) Topic 842, Leases.

Our report refers to a change in the method of accounting for revenue as of July 1, 2018 due to the adoption of Financial Accounting Standards Board’s ASC Topic 606, Revenue from Contracts with Customers.

/s/ KPMG LLP

Phoenix, Arizona

August 13, 2021